Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-193826) on Form S-3 of CopyTele, Inc. (the “Company”) of our report dated January 16, 2014, relating to our audit of the Company’s consolidated financial statements as of October 31, 2013 and 2012, and for each of the years ended October 31, 2013 and 2012, included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2013.  We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

April 21, 2014